FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) February 7, 1998
                                                         ----------------

                     Professional Dental Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


               Nevada              1-11032                 71-0644350
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(State or other jurisdiction      (Commission             (IRS Employer
        of incorporation)         File Number)           Identification No.)



    633 Lawrence Street         Batesville, Arkansas             72501
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          (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code (870) 698-2300
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ITEM 5.  OTHER EVENTS

        On February 7, 1998, Professional Dental Technologies, Inc. (the "Company") entered into an agreement with Lysta Production A/S ("Lysta") to settle a lawsuit brought by Lysta against the Company and one of its subsidiaries. The settlement significantly reduces the amount of royalties the Company would have been required to pay if a license agreement relating to the Company's ultrasonic dental scalers had been enforced as Lysta claimed in its complaint. The parties agreed to a mutual release of all claims against each other thereby freeing the Company of any claim by Lysta that it cannot use certain information to produce ultrasonic dental scalers. The impact of the settlement on the Company's current financial condition will not be material.

        On February 9, 1998, PDT Image, Inc. ("PDT"), a wholly-owned subsidiary of the Company, entered into a settlement agreement with Source-1 Dental Image Inc., David Gane and Wayne Rees; Raster Builders, Inc. and Eric Chasanoff ; and certain other Canadian companies and individuals. The settlement provides for the immediate payment of $750,000 in cash to PDT in consideration for PDT relinquishing its proprietary interests in certain computer software programs. The parties agreed to a mutual release of all claims relating to claimed proprietary interests in the computer software programs. The $750,000 settlement amount will be reported as extraordinary income in the Company's second fiscal quarter. The release of the Company's interest in the software programs is not expected to have a material impact on the Company's future operations.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this reoprt to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Professional Dental Technologies, Inc.



Date:   2/10/98                           By:     /s/  William T. Evans
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                                                   President & CEO